UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2015

UBIQUITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-179738	99-0371375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9801 Research Drive, Irvine, CA 92618
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 489-7600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 27, 2015 (“Effective Date”), Ubiquity, Inc. (the “Company”), by and through its wholly owned subsidiary, Ubiquity Merger Sub, Inc. (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Coversant, Inc. (“Coversant”), a California corporation. Pursuant to the Merger Agreement, Coversant will be merged with Merger Sub, which will be the surviving entity (the “Merger”). On March 19, 2015, the Company, Merger Sub and Coversant consummated and closed the Merger and an Agreement of Merger was submitted to the State of California. Pursuant to the terms of the Merger Agreement, upon the closing of the Merger, the Coversant shares issued and outstanding immediately prior to the Effective Date shall be converted automatically into the right to receive an aggregate of 13,242,334 restricted shares of the Company’s common stock, distributed to the shareholders of Coversant on a pro rata basis.

Coversant is a developer of an "Internet of Things Service Bus" (IoT-SB) which can securely and efficiently connect devices, sensors, and actuators to users, applications and databases for data analysis and process control. Coversant is one of two software platforms in the world that has passed rigorous Defense Information Systems Agency, and placed on the Unified Capabilities Approved Product List (UCAPL). Coversant’s protocol, based on XMPP, is mandated by the Department of Defense for real time communication for voice, video, chat, messaging and presence.

On March 20, 2015, the Company issued a press release announcing that the Company had closed the Merger. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated March 20, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2015

UBIQUITY, INC.

By:	/s/ Christopher Carmichael
Name: Christopher Carmichael
Title: Chief Executive Officer